Main Contract

Contract Number: 05032

Appointer (A): Jinjiang Gongcheng Management Services Co., Ltd and

Appointee (B): Expert Network (Shenzhen) Co., Ltd.

Signing time: 5th May 2005

Signing Place: Jinjiang City, Fujian Province

A formally appoints B to undertake the main contract of Jinjiang Electronic Business Construction Project. According to the Contract Law of the People's Republic of China and the other relevant laws, regulations and rules, following the principals of equality, voluntary and good faith, upon consultation both A and B have reached the following terms for both parties to comply with.

Clause One Definitions, Enactment and Regulations

1. Definitions

   The following words and expressions shall have the meaning hereby assigned to them unless stated otherwise:-

1. "Project" means the Electronic Business Project of Jinjiang City entrusted to B by A as a main contractor.
2. "A" means the body designated by the Municipal government of Jinjiang City to assume the direct investment responsibility and to appoint contractor for the project. i.e. Jinjiang Gongcheng Management Services Co., Ltd
3. "B" means the contractor of the project, i.e. Expert Network (Shenzhen) Company Limited
4. "Supervisor" means the person or company appointed to supervise the project.
5. "Sub-contractors" means a person or company who execute the individual project items.

2. Laws and Regulations

The contract is governed by "Contract Law of the People's Republic of China" and current laws and regulations in China.

3. The Applicable Regulations, Standard and Stipulates

1. The People's Republic of China Computer Information Network International Networking Management Temporary Stipulates (Ministry of National Affairs PRC 10/7/1999)
2. The Computer Information Network International Networking Security Management Stipulates (Ministry of Public Security PRC 12/30/1997)
3. Computer Information Network International Networking Safe Protection Policing Method
4. Guide to Computer Software Requirements Specifications GB/T9385-1988
5. Computer Software Test Reference System Standard GB/T9386/1988
6. Computer Software product Development reference System Guide GB/T8567-1988
7. Information Technology Software Production Evaluation ISO/IEC14598
8. Standard for Software Project Management Plans IEEE/1058-1998
9. Standard for Software Safety Plans IEEE/1228-1994
10. The People's Republic of China Country Standard GB17895-1999, Computer Information System Safe Protection Rank Division Criterion
11. The People's Republic of China Country Standard GB49435-1995, Safety of Information Technology Equipment.

Clause Two Specifications of Project

The project of Electronic Business Construction Project of Jinjiang City that A entrusted to B includes hardware platform, electronic administration application platform software, electronic business safety protection system, electronic business application system (includes electronic business mall, corporate ERP system) items. B assumes the duties of purchasing, installing, integrating, testing, maintaining and developing of related materials and equipment (including hardware and software) as well as training and other works that is necessary for the normal implementation, testing and operation of the system, albeit not explicitly stated

For detail specifications of the project see the Addendum in the contract and the content of the technology proposal approved by A.

A shall appoint professional information technology supervising company (Supervisor) to perform supervisory work on the project. B shall comply with the supervision of the supervisor and the rights and obligations of the supervisor shall be governed by the relevant national supervisory stipulates as well as the terms and conditions in the contract signed between A and the Supervisor.

B shall organize the implementation of work in this project with due diligence and assume full responsibility for the completion of the entire project.

Clause Three Status Quo of the Project

1. The project is situated in Jinjiang city, Fujian Province.
2. Before the project starts, B shall have full understanding of the condition of A, and shall have taken into considerations those factors that might affect the construction and prepared corresponding solutions.
3. B shall make all necessary preparations before the construction starts, including organizing construction workers, setting up project items implementation plans with suppliers, and providing basic working and living conditions for its workers.

Clause Four Time for Completion

1. The Contract shall be commenced on 25-5-2005 and finish testing on 30-7-2006. The overall construction period last for 15 months starting from the commencement date until the date the project completed and pass the acceptance check. This duration represented the total duration for the completion of the Jinjiang electronic Business project.
2. B shall adopt system engineering management for the project, observe A's construction schedule and shall not delay or make additional requirement unreasonably so as to

assure that the project will be completed as scheduled.

3. The construction period encompasses time for construction preparation, selection of suppliers, system installation, development and testing, and acceptance check of the whole project.
4. Once the implementation plan and project schedule are agreed by A, they shall be strictly observed by B and shall not be altered at will.
5. If the project is delayed without B's default, A shall coordinate actively with B under the actual conditions so as to ensure that the project is completed as scheduled.
6. If B is unable to complete the works as scheduled for the current month, then it shall take effective measures to ensure that the remaining works are finished together with those of next month; otherwise, B shall assume full liability and compensate A for the resulting economic loss.
7. The project schedule can be adjusted after it is approved by A under any of the following circumstances:
   (1) Major design alterations (i.e. system function alterations, increase or decrease in numbers of major equipments, project items adjustment or alterations taking place in key routes as are requested by A.
   (2) Force majeure
   (3) Other cases as are stated in the contract.
   B shall report in writing to A about the detail of delay within three days of the above circumstances. A shall then reply within five days after it has received the reports.
8. B shall bear full responsibility for inability to complete the project as scheduled if it is due to B's default.
9. A shall bear responsibility for project delay caused by its own fault.
10. Supervisor shall bear responsibility for project delay caused by its own fault

<u>Clause Five Delay of Staring Date and Construction Suspension</u>

1. Before the order of commencement is issued by A or the Supervisor, if A proposes to delay the commencement date of the project, then it shall notify B in writing, extend the construction period accordingly and assume corresponding responsibilities.
2. Before the order of commencement is issued by A or the Supervisor, if B is unable to start the project as agreed in the contract, then it shall submit written notice 5 days in advance to A for its approval of the delay in commencement of the project, and shall assume corresponding responsibilities.
3. A's representative can request B to suspend the construction if he/she deems it necessary and provide opinion for further handling the project within 48 hours. B shall suspend the construction as requested, and shall safeguard the already completed portion of the project. If the suspension is caused by the fault of either A or B, then the defaulting party shall assume the relevant liability.
4. If the project is suspended due to B, it shall bear the responsibility. If the project is suspended due to A, it shall bear the responsibilities.

Clause Six Rights and Obligations of A and B

A. Rights and Obligations of A

1. A has the right to select the Supervisor and to sign supervising contract with it.
2. Examines and approves the construction reports, design alteration, project alteration and construction schedule adjustments submitted by B.
3. A has the right to demand B to provide monthly working report and other specific reports concerning the project construction.
4. In case A finds that B's employees are unable to fulfill corresponding responsibilities, A has the right to request B to replace them until the en do fthe contract and to request B to assume corresponding liability for damages.
5. A shall make the down payment to B before the commencement of the project and shall make payment according to the progress of the project.
6. A shall be responsible for external coordination during the course of the project, so as to provide a good environment for the project's construction. When in need, part or the entire coordination job can be entrusted to B. In such case, A shall provide additional provisions to state the exact job assignment and corresponding reimbursement.
7. A shall provide B with the documents related to the project free of charge within the time agreed upon by both parties.
8. A shall provide decisions in writing within the time agreed upon by both parties whenever such decision is required in writing by B.
9. A shall authorize a representative who is familiar with the project and able to make decision on behalf of A within the scheduled time and communicate with B. Notice shall be given to B prior to the replacement of the representative.
10. A shall notify the selected Supervisor in writing about the rights of B and the division of labor, functioning capacities of each major members of B. All these shall be clearly stated in the contract signed with the Supervisor.
11. A shall fulfill the obligations set in the contract and is liable to compensate B when in default.
12. If A's request to B for compensation is dismissed, then A shall indemnify B for the costs and expenses incurred due to such a request.
13. Other rights and obligations of A stipulated in the contract.

B Rights and obligations of B

1. B confirms that it has full understanding of the conditions and circumstances of the construction site and guarantees to complete the project within pre-set time and meet the pre-set quality standards contemporaneously without additional expenditure, unless otherwise stated in the contract.
2. Proposes project construction implementation plan and implement such plan upon the approval of A and the Supervisor.
3. Works out construction implementation and design plans and construction schedule, and execute such plans after the approval and confirmation of A.
4. Selects superb suppliers to provide software and hardware systems required by the project
5. Be responsible for the organization, construction, management、coordination and

implementation of the entire project.

6. Designates a site manager to be responsible for the overall work of the construction site, and to handle events arising on the construction site. The site manager or his/her authorized representative shall participate in the project coordination meeting convened by A or the Supervisor, and shall make decisions on behalf of B and follow instructions from A or the Supervisor.
7. Performs self-inspection and cable layout covering work. The commencement of the layout covering work, its acceptance check and final covering shall be reported to A in advance. Records the original construction work, collect and arrange of the cable layout work records must be taken in order to ensure the project quality. All liabilities and the corresponding additional expenses that are caused by B's default shall be borne by B.
8. Manages construction safety according to requirements of the construction safety norms. Sets up on-site lighting and fencing as needed to prevent accidents and to safeguard lives and properties of the on-site personnel. When accidents take place, they shall be handled actively (B bear all the expenses arise) and be reported in writing to A and the Supervisor.
9. Submits monthly construction schedules and monthly project progress reports to A.
10. Accepts monitoring and inspection by A's on-site management personnel and provides convenience for such daily inspection.
11. Starting from the time when the whole project is completed, acceptance check is passed, and the completed project is delivered to A, B shall be responsible for the maintenance of the project. During this warranty period, if any quality issue arises, B shall be responsible for the resulting expenses. If the need for repair is caused by A's usage or management, then A shall be responsible for the expenses.
12. Upon the request of A or the Supervisor, submits technical information within the scope of the project to A during the project construction. Such information shall be arranged as required and be used for the compilation of information about project completion.
13. Cleans the construction site for trash (including inside of building) and dismantles all temporary facilities (follow A's instructions), and transports them to a place designated by A so that they will be transported out of the site together.
14. Coordinates with other professional sub-contractors.
15. Completes all formalities and certificates in relation to the project and bears all the related costs.
16. B is held liable for accident, construction delay, damage to personnel and properties and economic losses out of failure of B to fulfill the above obligations and shall compensate A for the resulting economic losses.
17. B has the responsibility and obligation to safeguard the confidentiality of the project's technology and shall not provide any project related materials or documents to any other party without consent of A.
18. During the construction of the project, B shall be entitled to request compensation from A for any loss suffered which is not caused by the default of B
19. Maintains the system during its trial operation and warranty period.

20. Provides the entire set of documents mentioned in the contract.
21. Provides adequate professional training in relation to the project.
22. Provides completed system that satisfy A's requirements
23. Other obligations of B stipulated in the contract

Clause Seven Project Price, Contracting Method, and Price Adjustment

1. The total sum of the contract (including hardware, software, installation, testing and trainings, etc.) is RMB One Hundred and Eight Million Yuan. (¥ 108,000,000.00). Pricing for each sub-project is stated on the addendum. The above price is Jinjiang construction site price, and encompasses all fees and taxes required by the state and all local authorities.

2. Contracting method: lump-sum contract, with quality guaranteed within the specified construction period. Project alterations are to be handled according to relevant provisions of the contract.

3. If A's changing needs result in the increase in the number of hardware equipments and software expenditures, a supplementary contract will be signed between A and B after mutual consultation to take care of the increased cost. The increased costs will be born by A.

4. B has considered to assume the risks that might result from the factors of fluctuation in salary, management costs, and equipment prices, and agreed not to make any new demand.

5. Unless otherwise stated, all direct costs resulting from the project and other costs related to the project are regarded as being included in the project price.

Clause Eight Payment and Settlement Methods

1. 5% of the total construction project will be reserved as Deposit for the repairing and maintenance of the project.

2. Payment for the Project Fund

2.1 A shall pay B 30% of the total amount of the contract, i.e RMB Thirty Two Million Four Hundred Thousand yuan (¥32,400,000.00) within 5 business days after the contract has been signed.

2.2 A shall pay B 20% of the total amount of the contract, i.e RMB Twenty One Million Six Hundred Thousand yuan (￥21,600,000.00) within 10 business days after the completion of the total project planning by B and examined and confirmed by A.

2.3 A shall pay B 20% of the total amount of the contract i.e RMB Twenty One Million Six Hundred Thousand yuan (￥21,600,000.00) within 5 business days after the delivery and successful installation of the hardware equipments and software system

2.4 A shall pay B 25% of the total amount of the contract i.e RMB Twenty Seven Million yuan (￥27,000,000.00) within 5 business days after the passing of complete trial run of the project and acceptance check.

2.5 A shall pay the 5% Deposit for the repairing and maintenance of the project in the amount of RMB Five Million and Four Hundred Thousand yuan (￥5,400,000.00) at one go within 5 business days after the end of the one year warranty period which started upon the completion of the project and the passing of the acceptance check.

Clause Nine Project Modifications

1. If A needs to modify the specifications of the project, a written notice shall be sent to B 5 days in advance, and B shall implement the modifications according to the modification notice sent by the supervisor.

2. If B finds that there is a need to modify the project (design, equipment, construction implementation organization, or personnel change) during the course of construction, or finds any errors or un-clarified issues about the technical information, then it needs to deliver a written notice to A and the Supervisor. A together with the Supervisor shall then make decision accordingly within 5 business days.

Clause Ten Project Progress Verification and Confirmation

B shall submit monthly reports on completed works of the project to the Supervisor, and the latter shall transmit them to A and notice B after having verified them.

Clause Eleven Construction Safety

1. B shall conduct safety education and make safety protection (including equipping personal protection articles for its personnel) to ensure construction and personnel safety. I the event that accidents happen, B shall take active and efficient measures to prevent the escalation of loss and shall be held liable for all the losses so incurred. When material accidents takes place, B shall report in writing to A, the Supervisor and related authorities according to relevant regulations of the State and Jinjiang City.
2. If A believes that B's safety measures are inadequate or that safety facilities are insufficient, then it can demands B to improve within a time limit. If they still cannot meet safety requirements after the time limit, then A has the right to demand suspension of the construction work, and B is to bear the resulting loss.
3. B shall take good care of A's premises, fixtures, office utilities, equipment, materials, and pipelines and shall adopt necessary protection measures, and shall bear the loss which is caused by its default.
4. If the project so requires B to pile up or process equipment on the site, it must first obtain approval in advance from A. B shall bear the relevant responsibilities and compensate A for the loss resulting from B's default.

Clause Twelve Delivery of Materials and Equipments and Delivery Conditions

1. B guarantees that all hardware equipments within the scope of the contract are brand new (including parts) and the related equipments conform to national inspection standards, and that all materials and equipments of the project are in compliance with the types and standards as required by the stipulates, design plans and functionalities of the system. B guarantees that all equipments and materials that it purchased possess related certificates and networking credentials stipulated by the state or the relevant department of A.
2. All imported equipments delivered by B shall possess legal import papers and possess qualification certificates issued by China Customs Inspection.
3. The delivery dates and installation of all equipments shall meet the requirements for the completion of the whole project.
4. B shall provide warranty for the project. During the warranty period all the quality problems that are not caused by the default of A shall be the responsibility of B. B shall also be responsible for the repair, replacement or return of the faulty system and bear the resulting expenses.
5. Destination of delivery of all hardware is the Electronic business network management center of Jinjiang city.
6. B shall deliver complete sets of documents (including warranty, manuals and relevant documents) to A along with equipments, as well as spare parts and software that accompany the equipments.
7. The equipments B uses in the project shall be in accordance with the brands, models, specifications and manufacturing place as listed in the equipment list. They shall be qualified products of original manufacturers, and can only be installed after having been inspected as qualified. Non-OEM qualified products are regarded as non-eligible

for delivery.

8. B shall notify A of equipment delivery 24 hours in advance for quality inspection. Those that do not meet requirements shall be transported out of the site unconditionally and shall purchase other products that meet the requirements to replace them. B shall bear all the resulting expenses, and compensate A for the actual resulted loss.
9. If B uses substitutes for software and hardware systems stipulated on the bid documents, it shall first be examined and approved by the Supervisor, and to be approved in writing by A thereafter. The properties of the substitutes shall meet requirements of the design but shall not mitigate B of any obligations designated in the contract.

Clause Thirteen Installation, Development, Testing, Trial Running and Acceptance Check of Software and Hardware Systems

B shall provide Detailed Technology Plans and System Implementation Plans to be approved by A and the Supervisor. Installation and development of software and hardware systems can only be started after the approval.

1. Arrival of hardware equipments and acceptance check

After the arrival of hardware equipments on site, A, B and the Supervisor are to open the packages together within five working days for counting the items and perform the acceptance check. The models and quantity of the arriving equipments shall be in accordance with those specified in the contract. If there are changes in models, the features of the new models shall be compatible with those of the original products, and shall first be approved in advance by A and the Supervisor. After the acceptance check, A, the Supervisor and B shall sign acceptance check reports for arriving goods.

2. Installation, testing, acceptance check, and trial running of hardware system

B shall propose a preliminary installation plan ten days before the hardware system installation of the project and the installation shall begin after receiving the confirmation from A and the Supervisor, such confirmation shall be provided within 5 business days. After the installation and testing of each sub-system, B shall submit acceptance check application report to A and the Supervisor, A and the Supervisor together with B shall start the acceptance check process within five business days, and shall sign acceptance check report if the acceptance check is satisfactory. If due to A or the Supervisor's default that the acceptance check cannot be performed in time which leads to the project schedule being delayed, the construction period shall be extended accordingly. If the resulting loss for B is substantial, A shall compensate for such loss, and B shall negotiate with A or the Supervisor for the details of the compensation. If it is B's default which causes the inability to conduct acceptance check in time and the project schedule to be delayed, B shall pay penalty for breach of contract according to relevant provision of the contract.

After the completion of equipment installation, testing and system integration, B shall conducts self-inspection, submit inspection report and relevant project completion

documents, and report to the Supervisor for hardware system preliminary inspection. After the passing of the preliminary inspection, the system can enter into the trial running period.

After the completion of installation and testing of all hardware equipments, and the trial running has been continued for 10 consecutive business days, A together B and the Supervisor shall conduct inner inspection of the hardware system within five business days.

B shall guarantee that hardware purchasing, installation, testing, trial running, perfection, acceptance check, and training are all completed within the hardware system working cycle as stated in the bidding proposal.

3. Development, testing, acceptance check, and trial running of application software systems

B shall submit software requirement analysis reports, system functions analysis report, general and detailed design manuals, testing proposal and reports, operation reports, original coding program, user manuals, maintenance manuals and other documents in each phrase, and can only enter the next phrase after examination and approval by the Supervisor.

During the development cycle of each application system, B shall complete the development and testing of each application system software. After the system has been installed, A together with B and the Supervisor shall conduct the preliminary inspection of the system within five business days, and it shall be put into operation only if the inspection is satisfactory.

Within thirty business days after the application system has been test-run for 40 days, A and the Supervisor together shall propose modification and perfection suggestions in writing to B, and B shall finish modification and perfection of the system software within 30 days and submit to A and the Supervisor for system inspection. A together with B and the Supervisor shall finish the final inner inspection of the software system within five business days.

B shall guarantee the completion of software development, testing, trial running, perfection, installation, training and acceptance check for each application system working cycle as stated in the bidding proposal.

4. Preliminary inspection of the whole system

After the successful integration of the software and hardware system and passing of the inner inspection, the Supervisor shall produce a preliminary acceptance check report.

5. Trial running of the whole system

The system can only be put into full trial running after A and the Supervisor have approved and signed the preliminary acceptance check report. After each system has been test–run and met the design requirements and has been in stable operation for 30 days, B shall submit whole project completion acceptance check application.

6. Whole project completion acceptance check

A and the Supervisor shall organize an expert group to conduct whole project completion acceptance check according to the standards of construction implementation quality

inspection and construction completion acceptance check.. A, the Supervisor and the expert group shall together produce a "certificate on project completion acceptance check" after the whole project is completed and after it has met and passed the standards for project completion acceptance check.

B shall guarantee that the whole project is completed within the project implementation cycle as stated in the bidding proposal.

7. Transfer of the project and accompanying documents

B shall transfer the whole project and all the software and accompanying documents to A under the witness of the Supervisor.

Clause Fourteen Standards for Construction Completion Acceptance Check

1. The project conforms to the relevant laws, regulations, standards and stipulates proclaimed by the State and other authorities in charge.
2. It can operate in stable and normal manners without additional materials, equipments, parts or software, and can reasonably satisfy A, the Supervisor and relevant government departments.

Clause Fifteen Warranty, After-sales Services and Technical support

1. B shall provide warranty to the project starting from the day the project is delivered to A after the passing of the construction completion acceptance check of the project. The warranty scope shall follow the relevant provisions in the bidding proposal and the contract.

2. The warranty period shall last for one year, starting from the day of the passing of the project completion acceptance check.

3. During the warranty period, B shall send staff to repair within 24 hours after receiving notice of repair from A, otherwise A may have perform the repair and let B bear all the expenses as well as loss.

4. During the initial usage period (no more then 30 days), B shall send qualified and experienced technicians to stay on-site to handle emerging issues.

5. For quality defects of the project during or before the warranty period which are caused by B's failure to comply with the provisions of the contract, B is responsible for the repair, the resulting costs and assumes all liabilities. The said costs of repair shall be born by the defaulting party upon confirmation of the cause of the defects.

6. Technical supports, and maintenance services provided by B during the free warranty

period shall be quick in responding. For failures of A's system, B's technicians shall arrive at the site within 12 hours and solve the problem in the quickest way. In order to restore the normal operation of the system, the problem must be solved or substituting products must be found within 24 hours

7. B shall set up specialized technical service system to ensure quick response speed and good service quality.

8. B may continue to provide maintenance service with A's consent after the free warranty period expire with separate maintenance contract to be signed by both parties.

9. The following cases are not covered by the warranty:

   a: damages due to abuse, negligence and accident of A's personnel;

   b: A's personnel replace or repair major equipments or software without B's consent;

   c: damages caused by force majeure.

   For repairing damages in the above cases, charges will be collect by B based on the condition of damages.

10. Free warranty and technical support cover hardware and software products provided to A by B.

11. As requested by A, the technology documents shall be in detail, easy to learn and satisfy the operation need of the installation and maintenance workers.

12. B provides free technical support during the warranty period.

13. When problems of the system arise, B shall first solve the problem then find out the which is the liable party.

14. For other terms of service see the bidding proposal submitted by B: Electronic Administration Project (Phase 1) Bidding Proposal.

Clause Sixteen Training

In accordance with the requirement of bidding, B promises to provide on site technical training for A. The training shall be of quality, and can be provided either by the OEMs, B or the sub-contractors.

Clause Seventeen Force Majeure

When incidents beyond the control of human beings such as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, etc take place, B shall take active measures to minimize loss, and shall report on time the losses incurred and the costs of repair. Damages to the project will be born by A, while personnel casualties, damages to equipments and loss due to construction suspension of B will be born by B.

If force majeure results in delayed execution or inability of complete execution of the contract, then both parties shall consult to decide whether to continue fulfilling the contract or not.

Clause Eighteen Default Liabilities

B's Default Liabilities:

1. B shall bear default liabilities for loss of A caused by B's breach of contract and shall compensate A for the loss and expenses so incurred.

2. If the construction can not be proceed according to the construction schedule as stated in Addendum Two, Electronic Administration project (Phase 1) Bidding Proposal, then B shall pay to A 0.5‰ of the total amount of the contract as breach of contract damages for each business day of delay. The total amount of breach of contract damages shall not exceed 1% of the total amount of the contract.

3. If B is unable to deliver a system as required, besides returning to A the 25% payment in advance, B shall pay as breach of contract penalty 10% of the total costs of the equipments.

4. If B is unable to satisfactorily fulfill the after-sales service clauses as stipulated in the contract, relevant service requirements and training requirement, and still fails to fulfill the said requirements in accordance with the contract after receiving written notice from A, then A shall be entitled to claim compensation from B in proportional to the loss it suffered .

5. If the types, models, specifications, quality or quantity of the hardware equipments delivered by B do not conform with the requirements in the contract, then A has the right to refuse accepting the goods, and B is deemed as unable to deliver the equipments

6. If B is unable to fulfill the contract or to meet the technical requirements or system functions as specified in the bidding proposal, and still fails to fulfill the said requirements in accordance with the contract after receiving written notice from A, then A has the right to demand B to terminate the project, stop paying for all the payment that is payable after the date of such termination and claim against B breach of contract damages in the amount of

20% of the total amount of the contract together with other economic loss A suffered.

A's Default Liabilities:

1. A shall bear default liability for loss of B due to A's default, bear the resulting costs, and postpone the construction period accordingly.

2. If A demands returning of goods due to its own default then A shall pay to B 20% of the value of the goods returned as breach of contract damages.

3. If the project cannot be completed as scheduled in the contract due to the default of A or the Supervisor appointed by A and loss of B is resulted, then the default party shall pay to B 0.5% of the total amount of the contract as breach of contract damages fro each business day of delay, but the total amount of the breach of contract damages shall not exceed 10% of the total amount of the contract.

5. If A is unable to make payment to B on time as stipulated in the contract, and material loss of B is resulted, then A shall make a compensation to B in accordance with the condition of loss but in no event the amount of compensation be 10% of the total amount of the contract.

Common Clause:

1. Payment of breach of contract damages does not exempt the obligations of both parties to continue the contract.

2. The party who terminates the contract without justifications shall be responsible to compensate the other party for all the economic losses incurred, and shall also bear related legal liabilities.

Clause Nineteen Alterations and Cancellation of the contract

Neither party can alter or cancel the contract unilaterally. Alterations or cancellation of the contract shall be negotiated by both parties, be recorded in writing, and shall take effect only after having been signed by the authorized representatives of both parties. These written records shall constitute part of the contract and possess identical legal effect.

Clause Twenty Termination of Contract

1. If any party breaches the contract and causes it to be unable to be fulfilled further, then the other party may notice its counterpart to terminate the contract, and demand it to bear the default liabilities, to compensate for all the resulted economic loss.

2. If A does not make any payment in accordance with the contract or compensate B for any loss suffered so that claims arise, B shall send letter of claim to A within 15 days and A shall reply to such letter of claim within 15 days after receiving it. If A fails to reply within 15 days then B's claims shall be deemed approved by A and be enforceable immediately.
3. If B does not comply with any provisions of the contract and causes A to suffer economic loss or the construction scheduled being delayed and claims arise, A shall send letter of claim to B within 15 days and B shall reply to such letter of claim within 15 days after receiving it. If B fails to reply within 15 days then A's claims shall be deemed agreed by A and be enforceable immediately.

Clause Twenty-one Resolution of Disputes

If the two parties have disputes on explanation or execution of clauses of the contract, or on issues related to the project, then friendly consultation shall be pursued within 15 days of the dispute so arises. If the consultation fails, arbitration conducted by an arbitrating unit mutually agreed by both parties shall be hold in accordance with the applicable regulations. Any dispute to the result of the arbitration shall be solved by litigation in the People's court. All the costs and expenses incurred from the above events shall be borne by the losing party.
If dispute relating to the issue quality arises, adjudication as to the quality in dispute shall be conducted by the technical unit appointed by the national and local government. The result of such adjudication shall be final and both parties shall accept.

Clause Twenty-two Miscellaneous

1. The contract does not allow the transfer of the entire project. B's responsibilities obligations under the contract shall not be transferred after B has chosen its sub-contractors;
2. For issues that the contract does not address, both parties are to consult to resolve. If other clauses or supplementary materials need to be supplemented during the execution of the contract, then mutual agreement from both parties shall be agreed and signed. The signed supplementary agreement possesses identical legal effect as the contract.
3. Addendum of the contract are integral part of the contract
4. If the terms of the Addendum is contradictory to that of the contract, then the terms of the contract shall be executed.

Clause Twenty-three Effect of the Contract

The contract becomes effective immediately after the representatives of both parties have signed and put official seals on it. The contract has four copies, with each party holds two, and all the copies possess identical legal effect.

Addendum of the contract possess identical legal effect as the contract.

The contract is effective until requirements of all clauses of the contract have been fulfilled and realized.

Addendum "Quotation of Jinjiang City Electronic Business Projects"

A: Jinjiang Gongcheng Management Services Co., Ltd
Address: New Main Street South Road, Jinjiang City
Representative: (signed and sealed)
Contact tel. no.:0595-858785565
Date of execution : 10 March 2005

B: Expert Network (Shenzhen) Company, Limited
Address: 31st F, Development Center Building, Renminnan Road, Shenzhen City.
Representative: (signed and sealed)
Contact tel. no. :0755-82209555
Fax no.: 0755-82182538

Place of execution: Jinjiang City, Fujian Province

Addendum:

Quotation of Jinjiang Electronic Business Project

1. List of Quotation of Project:

Project Name	Fees (RMB)
Hardware Platform	20,899,830.00
Jinjiang Electronic Business Security Protection System	11,126,250.00
Electronic Business Application Platform Software System	40,550,000.00
Electronic Business Application Platform	35,200,000.00
Training	225,000.00
Total	108,001,080.00
Fees after discount	**108,000,000.00**

2. Detailed List of Quotation of Project items

Part I Electronic Business Hardware Platform

Product Name	Model no.	Unit Price (RMB)	Quantity	Total (RMB)
Web Server	E420R	1,690,000.00	4	6,760,000.00
Application Server	E3500	1,320,000.00	2	2,640,000.00
Dual Machine Hot Backup Software	LEGATO	1,930,000.00	1	1,930,000.00
Database Server	E3500	1,320,000.00	2	2,640,000.00
CA Server	E420R	1,690,000.00	2	3,380,000.00
RAID	D100	420,000.00	1	420,000.00
Firewall	E220R	190,000.00	2	380,000.00
Router	CISCO2620	72,000.00	1	72,000.00
Switches	CISCO WS-C3550-48SMI	50,000.00	3	150,000.00
UPS	SANTEK	150,000.00	2	300,000.00
Machine Closet		15,000.00	5	75,000.00
Ethernet Switch Box	LS-B-6506R-AC220	75,000.0	1	75,000.00
AC Module	LS-PS-AC220	14,200.00	3	42,600.00
Router Module--Salience II	Salience II	180,000.00	2	360,000.00
8 ports Copper wire GBIC	LS-6506-GTB8U	112,000.00	2	224,000.00
4 ports Optical (GBIC,SC)	LS-GB42	98,000.00	1	98,000.00
Optical Receipt and Delivery Unified Module	GBIC-1300nm-1250 Mb/s-3dBm-9.5dB 0-14.4dBm-Sc-10km	52,000.00	4	208,000.00
LAN Management Software	RTBMZLANA	150,000.00	1	150,000.00
Sub-total				19,904,600.00
System Integration (5%)				995,230.00
Total				**20,899,830.00**

Name	Model no.	Quantity	Unit Price (RMB)	Total Price (RMB)
CA System	X235-8671-21X	1	100,000.00	100,000.00
	X235-8771-21X	2	120,000.00	240,000.00
KMC System	X235-8671-21X	1	125,000.00	125,000.00
	X235-8771-21X	1	180,000.00	180,000.00
Registration System	X235-8871-21X	2	195,000.00	390,000.00
Terminal	A30 6824-43C (black)	8	130,000.00	1,040,000.00
Encoder	SJY05-B	5	1,200,000.00	6,000,000.00
Other	X235-8671-21X	1	96,000.00	96,000.00
Network	WS-C2950-24	4	150,000.00	600,000.00
Network	CISCO2620XM	1	500,000.00	500,000.00
	WIG-1T	1	86,000.00	86,000.00
	EXP300	1	150,000.00	150,000.00
	IBM00N7991	1	168,000.00	168,000.00
Sub-total				9,675,000.00
System Integration (5%)				1,451,250.00
Total				**11,126,250.00**

Software Name	Product Description	Version	Unit Price (RMB)	Quantity	Total (RMB)
Development Environment: Developing Version SilverStream Developer Edition(SDE)	STD:SDE-1 Standard Version (Wintel-1 Development Volume)	3.5	320,000.00	1	320,000.00
Operating Environment: Enterprise Version SilverStream Enterprise Edition(SEE)	STD:SEE-1 (Sun Solaris 2-CPU)	3.5	2,450,000.00	3	7,350,000.00
SilverStream ePortal	STD:SEE-1 (Sun Solaris 2-CPU	1.0	7,000,000.00	3	21,000,000.00
Brio Client machine/server Client Terminal Product Designer	Designer for Window/Unix	6.0C	320,000.00	8	2,560,000.00
Brio Server Product Brio Enterprise Server	Brio Enterprise Server for Unix	6.0C	3,200,000.00	2	6,400,000.00
Brio based on Web Client Terminal Product Brio.quickview 6.0C for Win & Unix	100 users	6.0C	400,000.00	2	800,000.00
Brio.insight 6.0C for Win & Unix	25 users	6.0C	760,000.00	2	1,520,000.00
Oracle 8ifor Solaris	8 users	8.1.5	300,000.00	2	600,000.00
Total					**40,550,000.00**

Part IV Application System Development

System Name	Quantity	Unit Price (RMB)	Total Price (RMB)
Electronic Business Door System	1	2,200,000.00	2,200,000.00
Internet Mall System	1	3,250,000.00	3,250,000.00
Corporate ERP System	35	850,000.00	29,750,000.00
Total			**35,200,000.00**

Part V Training

Training Item	Days	No. of person	Unit price (RMB/person)	Total
Hardware, Network Technology Training	10	20	1,000.00	20,000.00
Electronic Business Application System Training	5	10	500.00	5,000.00
Corporate ERP System Training	10	250	800.00	200,000.00
Total				**225,000.00**